FOSTER WHEELER AND U.S. DEPARTMENT OF ENERGY AGREE ON FINAL
MODIFICATION OF CONTRACT FOR IDAHO NATIONAL LABORATORY

     HAMILTON, BERMUDA, February 16, 2006--Foster Wheeler Ltd. (Nasdaq: FWLT) announced today that its subsidiary Foster Wheeler Environmental Corporation (FWENC) has agreed a “Final Modification” to its contract with the U.S. Department of Energy (DOE) to design and construct a spent nuclear fuel storage facility at the DOE’s Idaho National Laboratory.

     Under the agreed Final Modification, the contract will be terminated on a no-fault basis once FWENC has transferred to the DOE certain licenses, permits, contracts, drawings, and other documents related to the project. At that time, the DOE and FWENC will also exchange broad releases of claims related to the project. Neither party is required to pay the other any money pursuant to the Final Modification.

     FWENC is in the process of arranging the necessary transfers, which are not yet complete. The target date for completion of the transfer and the related exchange of releases is March 6, 2006.

     “We are very pleased to have been able to cooperate with the DOE in arranging this mutually beneficial resolution to the various issues posed by the existing contract. We fully intend to work with the DOE to complete the necessary transfers as soon as possible,” said Bernard H. Cherry, chief executive officer, FWENC.

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Notes to Editors:

1.	Foster Wheeler Ltd. is a global company offering, through its subsidiaries, a broad range of engineering, procurement, construction, manufacturing, project development and management, research and plant operation services. Foster Wheeler serves the refining, upstream oil and gas, LNG and gas-to-liquids, petrochemical, chemicals, power, pharmaceuticals, biotechnology and healthcare industries. The corporation is based in Hamilton, Bermuda, and its operational headquarters are in Clinton, New Jersey, USA. For more information about Foster Wheeler, visit our Web site at www.fwc.com.

2.	Safe Harbor Statement

This news release contains forward-looking statements that are based on management’s assumptions, expectations and projections about the Company and the various industries within which the Company operates. These include statements regarding our expectations regarding revenues (including as expressed by our backlog), liquidity, the outcome of litigation and legal proceedings and recoveries from customers for claims and the costs of current and future asbestos claims and the amount and timing of related insurance recoveries. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that a variety of factors, including but not limited to the factors described under the heading “Business— Risk Factors of the Business” in the Company’s most recent annual report on Form 10-K/A and the following, could cause the Company’s business conditions and results to differ materially from what is contained in forward-looking statements: changes in the rate of economic growth in the United States and other major international economies, changes in investment by the power, oil and gas, pharmaceutical, chemical/petrochemical and environmental industries, changes in the financial condition of customers, changes in regulatory environment, changes in project design or schedules, contract cancellations, changes in estimates made by the Company of costs to complete projects, changes in trade, monetary and fiscal policies worldwide, currency fluctuations, war and/or terrorist attacks on facilities either owned or where equipment or services are or may be provided, outcomes of pending and future litigation, including litigation regarding our liability for damages and insurance coverage for asbestos exposure, protection and validity of patents and other intellectual property rights, increasing competition by foreign and domestic companies, compliance with debt covenants, recoverability of claims against customers and others, changes in estimates used in critical accounting policies. Other factors and assumptions not identified above were also involved in the formation of these forward-looking statements and the failure of such other assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by us.

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Media Contact:
Maureen Bingert	908 730 4444	E-mail: maureen_bingert@fwc.com
Investor Relations:
John Doyle	908-730-4270	E-mail: john_doyle@fwc.com

Other Inquiries	908 730 4000	fw@fwc.com